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Exhibit 4.2

         RIGHTNOW TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

December 14, 2000

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6.10	Attorneys' Fees	14
6.11	Titles and Subtitles	14
6.12	Counterparts	14

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RIGHTNOW TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

This Amended and Restated Investors' Rights Agreement (the "Agreement") is entered into as of December 14, 2000, by and among RightNow Technologies, Inc., Delaware corporation (the "Company"), those holders of Series A Preferred Stock of the Company (the "Series A Investors") and those holders of Series B Preferred Stock of the Company (the "Series B Investors") as listed on Exhibit A hereto (collectively the "Investors" and individually an "Investor").

Recitals

        A.    In connection with the prior issuance of its outstanding Series A Preferred Stock (the "Series A Preferred Stock") to the Series A Investors, the Company entered into the Investors' Rights Agreement dated as of December 13, 1999 (the "Original Investors' Rights Agreement") pursuant to which the Company granted the Series A Investors certain registration, first refusal, information and other rights.

        B.    The Company and the Series B Investors are parties to a Series B Preferred Stock Purchase Agreement (the "Series B Agreement") dated as of December 14, 2000, pursuant to which the Company shall issue and sell 5,000,000 shares of its Series B Preferred Stock (the "Series B Preferred Stock").

        C.    The execution of this Agreement is a condition to the closing of the transactions contemplated by the Series B Agreement.

        D.    The Company, the Series A Investors and the Series B Investors wish to enter into this Agreement to amend and supersede the Original Investors' Rights Agreement so as to modify the registration, first refusal, information and other rights contained therein to be as set forth herein and to extend such rights to the Series B Investors.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereby agree as follows:

1.    DEFINITIONS

        1.1    The term "Holder" means any Investor owning of record or having the right to acquire Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

        1.2    The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

        1.3    The term "Registrable Securities" means (a) Common Stock of the Company issuable or issued upon conversion of the Series A Preferred Stock or Series B Preferred Stock held by the Holders (the "Preferred Stock"); (b) shares of Common Stock purchased by the Holders or issuable or issued to Holders upon conversion of other securities purchased by Holders pursuant to their right of first refusal in Section 4 of this Agreement; and (c) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person either pursuant to an effective registration statement, Rule 144 or in a private transaction in which the transferor's rights under Section 2 of this Agreement with respect to such registration rights are not assigned.

        1.4    "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar United States federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        1.5    The term "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

        1.6    The term "SEC" or "Commission" means the Securities and Exchange Commission.

2.    REGISTRATION RIGHTS

        2.1    Demand Registration

    (a)
    Subject to the conditions of this Section 2.1, if the Company shall receive at any time after the earlier of (i) six (6) months after the effective date of the Company's first registered public offering of its stock, or (ii) December 13, 2002, a written request from the Holders of not less than thirty percent (30%) of the Registrable Securities (the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities which will have an aggregate offering price of at least $7,500,000 then the Company shall, within ten (10) days of the effective date of such notice as defined in Section 6.7 of this Agreement, give written notice of such request to all Holders, and, subject to the limitations of Section 2.1(b), effect as soon as practicable the registration under the Securities Act of all Registrable Securities that the Holders request to be registered within twenty (20) days of the effective date of such notice by the Company in accordance with Section 6.7.

    (b)
    In the event that a registration pursuant to Section 2.1 is for a registered public offering involving an underwriting, the Initiating Holders will so advise the Company as part of the written request given by such Initiating Holders and the Company shall in turn so advise the Holders in the written notice referred to in Section 2.1(a). The right of any Holder to include his or her Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated, first, to the Holders of Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); second, to shares to be registered and sold for the Company's own account; and third, to the stockholders (other than the Holders) invoking contractual rights to have their securities registered, if any, on a pro rata basis.

    (c)
    The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.1. A registration pursuant to this Section 2.1 may be the first public offering of the Company's securities (the "Initial Offering").

    (d)
    Notwithstanding the foregoing, the Company may delay initiating the preparation and filing of any registration statement requested pursuant to Section 2.1(a) if (i) the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Company's Board of Directors effecting the registration would adversely affect or would require the premature disclosure of any financing, acquisition, disposition or assets or stock, merger or other comparable transaction or would require the Company to make public disclosure of information the public disclosure of which would have a material adverse effect on the Company in which event the Company shall have the right to defer the filing of the registration statement for a period of not more than one hundred and twenty (120) days after receipt of a request of the Holder or Holders under Section 2.1, provided, however, that such right may be exercised by the Company no more than once in any 12 month period or (ii) a request for registration is received during the period starting with the date thirty (30) days prior to the Company's good faith estimate of the date of the filing of, and ending on a date one hundred fifty (150) days following the effective date of, a Company-initiated registration subject to Section 2.2 relating to the Initial Offering, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

    (e)
    All expenses incurred in connection with each registration by the Holders pursuant to this Section 2.1 (excluding underwriters' discounts and commissions, which shall be paid by the selling Holders pro rata and the fees and disbursements of counsel for the selling Holders), including without limitation all registration, filing, qualification, printers' and accounting fees, and fees and disbursements of counsel for the Company shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn by the Initiating Holders, unless the withdrawal of the registration request results from either (i) intentional actions by the Company outside the normal course of business, or (ii) the discovery of information about the Company which was not known at the time of the Initiating Holders' request made pursuant to Section 2.1(a), that materially reduces the feasibility of the registration proceeding.

        2.2    Company Registration.    The Company shall promptly notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of equity securities of the Company (including, but not limited to, registration statements relating to secondary offerings of equity securities of the Company, but excluding registration statements relating to employee benefit plans or a transaction covered by Rule 145 under the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the effective date of the above-described notice from the Company as defined in Section 6.7, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

    (a)
    If the registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company for its own account; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder (other than a Holder) invoking contractual rights to have their securities registered, if any, on a pro rata basis; provided, in the Initial Offering, the underwriters and the Company, may exclude all of the Registrable Securities held by the Holders. If any Holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

    (b)
    The Company shall bear all fees and expenses incurred in connection with any registration under this Section 2.2, including without limitation all registration, filing, qualification, printers' and accounting fees, fees and disbursements of counsel to the Company, except that each participating Holder shall bear its proportionate share of all amounts payable to underwriters in connection with such offering for discounts and commissions and the fees and disbursements of counsel to the selling Holders.

        2.3    Form S-3 Registration.    In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                    (i)    promptly give written notice of the proposed registration to all other Holders of Registrable Securities; and

                    (ii)    use its reasonable best efforts to effect, as soon as practicable, such registration and all qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after the effective date of such written notice from the Company as defined in Section 6.7; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (a) if Form S-3 is not available for such offering by the Holders, (b) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public of less than $1,000,000, (c) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred and twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.3; provided, however, that such right may be exercised by the Company no more than once in any 12 month period, or (d) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 2.3.

                    (iii)    Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. The Company shall pay all expenses incurred in connection with any registrations requested pursuant to this Section 2.3 (excluding underwriters' discounts and commissions, which shall be paid by the selling Holders pro rata and any fees and disbursements of counsel for the selling Holders), including without limitation all registration, filing, qualification, printers' and accounting fees, and fees and disbursements of counsel for the Company.

        2.4    Obligations of the Company.    Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

    (a)
    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

    (b)
    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

    (c)
    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

    (d)
    Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

    (e)
    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

    (f)
    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

    (g)
    Use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such ate, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

    (h)
    Cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

    (i)
    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

        2.5    Termination of Registration Rights.    All registration rights granted under this Section 2 shall terminate and be of no further force and effect as to any Holder upon the earlier of (a) the date five (5) years following the closing of the Initial Offering or (b) such time as such Holder could sell all of the Registrable Securities held by such Holder in any one three-month period under the terms of Rule 144 under the Securities Act, provided that the Company is subject to the reporting requirements of the 1934 Act (as defined below).

        2.6    Furnish Information.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.1, 2.2 or 2.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

        2.7    Indemnification.    In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3.

    (a)
    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

    (b)
    To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.7(b) exceed the net proceeds from the offering received by such Holder.

    (c)
    Promptly after receipt by an indemnified Party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

    (d)
    If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

    (e)
    The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished by the indemnified party to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

    (f)
    The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

        2.8    Rule 144 Reporting.    With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its reasonable best efforts to:

    (a)
    Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended.

    (b)
    Use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

    (c)
    Furnish to any Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

        2.9    Assignment of Registration Rights.    The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities; provided, however, that no such transferee or assignee shall be entitled to registration rights under Sections 2.1, 2.2 or 2.3 hereof unless it owns a minimum of 100,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and similar events), and the Company shall promptly be furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned. Notwithstanding the foregoing, rights to cause the Company to register securities may be assigned to any subsidiary or parent company of a Holder or any partner or affiliated entity of any Holder.

        2.10    Amendment of Registration Rights.    Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 2.10 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

        2.11    Limitations on Subsequent Registration Rights.    After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would permit such holder or prospective holder (a) to include such securities in any registration filed under Section 2.1 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his or her securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 2.1 or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 2.1.

        2.12    "Market Stand-Off" Agreement.    Each Holder hereby agrees that during the one hundred eighty (180)-day period following the effective date of a registration statement of the Company filed under the 1933 Act, it shall not, to the extent requested by the Company and the managing underwriter, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

    (a)
    Such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

    (b)
    All officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

        In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

3.    COVENANTS OF THE COMPANY

        3.1    Basic Financial Information and Reporting.

    (a)
    The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

    (b)
    As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish each Holder of at least 250,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and similar events) an audited consolidated balance sheet of the Company, as at the end of such fiscal year, and an audited consolidated statement of income and an audited consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

    (c)
    So long as a Holder shall own at least 250,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and similar events), as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, the Company will furnish each such Holder a consolidated balance sheet of the Company as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

    (d)
    So long as a Holder shall own at least 250,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and similar events), the Company will furnish each such Holder (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year, beginning with the Company's fiscal year ended December 31, 2001; and (ii) within thirty (30) days after the end of each month, an unaudited balance sheet and statements of income and cash flows, prepared in accordance with generally accepted accounting principles (other than for accompanying notes).

        3.2    Inspection Rights.    So long as a Holder shall own at least 250,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and similar events), each such Holder (at such Holder's expense) shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

        3.3    Confidentiality of Records.    Each Holder agrees to use, and to use its reasonable best efforts to insure that its authorized representatives use, the same degree of care as such Holder uses to protect its own confidential information to keep confidential any information furnished to it which the Company identified or marked as being confidential or proprietary (so long as such information is not in the public domain), except that such Holder may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Holder for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.

        3.4    Employee Agreements.    All future employees of the Company and consultants to the Company shall be required to execute an Employee Inventions and Proprietary Rights Assignment Agreement substantially in the form attached as Exhibit G to the Series B Agreement, with such amendments thereto or deviations therefrom as the Board of Directors may from time to time deem appropriate.

        3.5    Insurance.    The Company agrees to maintain valid policies of workers' compensation insurance and, to the extent such insurance is available on commercially reasonable terms, insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks. In addition, the Company agrees to maintain a key man life insurance policy on Greg Gianforte.

        3.6    Internal Revenue Code Section 1202.    The Company shall furnish to each Purchaser, and shall make such filings with the Internal Revenue Service, as shall from time to time be required pursuant to Section 1202(d)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, the Company agrees that it will not make any purchases of its stock within the meaning of and which would exceed the limitation contained in Section 1202(c)(3)(B) of the Code, unless such purchases (i) have been consented to by holders of a majority of the Series A Preferred and Series B Preferred, acting together as a single class, or (ii) are required by contractual obligations entered into prior to the closing of the transaction contemplated by the Series A Agreement. Any such information provided to the Investor under this Section 3.6 shall not be disclosed by any Investor to any party except as required and solely in order for such Purchaser to claim any benefits under Section 1202 of the Code.

        3.7    Vesting of Stock Options.    After the closing of the transaction contemplated by the Series A Agreement, the standard vesting schedule for options to purchase shares of Common Stock of the Company granted to employees and directors of the Company under the Company's 1998 Long-Term Incentive and Stock Option Plan and any other stock option plans of the Company shall provide for vesting over a four (4)-year period, although alternative vesting schedules may be used with respect to certain options if deemed by the Board of Directors of the Company to be in the best interest of the Company. All stock options or rights to purchase stock of the Company granted to employees, officers, directors or consultants shall grant to the Company a right of first refusal to purchase any and all stock acquired on exercise of the option or other right to purchase such stock.

        3.8    Termination of Covenants.    All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Holder upon the date that the Company first becomes subject to the reporting obligations of the 1934 Act.

4.    RIGHTS OF FIRST REFUSAL.

        4.1    Subsequent Offerings.    Each Holder shall have a right of first refusal to purchase its pro rata share of all Equity Securities (as defined below) that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Holder's pro rata share is equal to the ratio of the number of shares of Preferred Stock (or Common Stock issuable upon conversion thereof) with respect to which such Holder is deemed to be a holder immediately prior to the issuance of such Equity Securities to the total number of outstanding shares of Preferred Stock or Common Stock of the Company. Equity Securities shall mean shares of, or securities convertible into or exercisable for any shares of, any class of the Company's capital stock.

        4.2    Exercise of Rights.    If the Company proposes to issue any Equity Securities, it shall give each Holder written notice of its intention, describing the Equity Securities, the price, and the terms and conditions upon which the Company proposes to issue the same. Each Holder shall have fifteen (15) days from the effective date of such notice as defined in Section 6.7 to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Holder who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

        4.3    Issuance of Equity Securities to Other Persons.    If the Holders fail to exercise in full the rights of first refusal within such fifteen (15)-day period, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Holders' rights were not exercised, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company's notice to the Holders pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within such ninety (90) days, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Holders in the manner provided above.

        4.4    Termination of Rights of First Refusal.    The rights of first refusal established by this Section 4 shall terminate upon the closing of an underwritten public offering of Common Stock of the Company made pursuant to an effective registration statement under the Securities Act.

        4.5    Transfer of Rights of First Refusal.    The rights of first refusal of each Holder under this Section 4 may be transferred (a) to any subsidiary or parent company of such Holder, to any partner or affiliated entity of such Holder or to any successor in interest to all or substantially all the assets of such Holder, or (b) with respect to at least 100,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and similar events), to a transferee other than a direct competitor of the Company, provided that the Company is given written notice by the Holder stating the name and address of the transferee and identifying the Registrable Securities with respect to which the rights under this Section 4 are being assigned.

        4.6    Excluded Securities.    The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

    (a)
    Shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors of the Company;

    (b)
    any Equity Securities issued pursuant to any rights or agreements outstanding as of the date of this Agreement, including without limitation convertible securities, options and warrants; and any Equity Securities issued pursuant to any such rights or agreements granted after the date of this Agreement, provided that the rights of first refusal established by this Section 4 applied with respect to the initial sale or grant by the Company of such rights or agreements;

    (c)
    any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Company's Board of Directors;

    (d)
    any Equity Securities that are issued by the Company as part of an underwritten public offering referred to in Section 4.4 hereof;

    (e)
    shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

    (f)
    shares of Common Stock issued upon conversion of the Preferred Stock;

    (g)
    any Equity Securities issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions as approved by the Board of Directors; or

    (h)
    any Equity Securities issued to an entity as an integral component of a strategic partnering transaction with such entity as approved by the Board of Directors.

5.    LEGENDS.

        5.1    Legends.    Each Investor understands that the share certificates evidencing any Registrable Securities shall be endorsed with the following legends (in addition to any legends required under applicable state securities laws):

    (a)
    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

    (b)
    "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS."

    (c)
    Any legend required to be placed thereon by any applicable state securities laws.

6.    MISCELLANEOUS.

        6.1    Governing Law.    This Agreement shall be governed in all respects by the laws of California.

        6.2    Survival.    The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

        6.3    Entire Agreement.    This Agreement constitutes the entire understanding and agreement among the parties with regard to the subject matter herein. All prior agreements among any of the parties (including the Original Investors' Rights Agreement) are hereby terminated effective immediately.

        6.4    Aggregation of Stock.    All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

        6.5    Successors and Assigns.    Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

        6.6    Severability.    In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        6.7    Amendment and Waiver.

    (a)
    Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of not less than a majority of the Registrable Securities.

    (b)
    Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of not less than a majority of the Registrable Securities.

        6.8    Delays or Omissions.    It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

        6.9    Notices, etc.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed effective on the date of delivery, when delivered personally or by overnight courier, upon electronic confirmation of receipt when or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number as set forth on Exhibit A, or as subsequently modified by written notice.

        6.10    Attorneys' Fees.    If legal action is brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and legal costs in connection therewith.

        6.11    Titles and Subtitles.    The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        6.12    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

RIGHTNOW TECHNOLOGIES, INC.
By:	/s/ GREG GIANFORTE Greg Gianforte, Chief Executive Officer

SERIES B INVESTORS:
SUMMIT ACCELERATOR FUND, L.P.
By:	SUMMIT ACCELERATOR PARTNERS, L.L.C. Its General Partner
	By:	Summit Accelerator Management, L.P. A Member
		By:	Summit Accelerator Management, L.L.C. Its General Partner
			By:	/s/ CW SHEELINE A Managing Member
SUMMIT ACCELERATOR FOUNDERS FUND, L.P.
By:	Summit Accelerator Partners, L.L.C. Its General Partner
	By:	Summit Accelerator Management, L.P. A Member
		By:	Summit Accelerator Management, L.L.C. Its General Partner
			By:	/s/ CW SHEELINE A Managing Member
SUMMIT (SAF) INVESTORS IV, L.P.
By:	SUMMIT ACCELERATOR PARTNERS, L.L.C. Its General Partner
	By:	Summit Accelerator Partners, L.L.C.
		By:	/s/ CW SHEELINE A Managing Member
GREYLOCK IX LIMITED PARTNERSHIP
By:	Greylock IX GP Limited Partnership, its general partner
By:	/s/ ROGER EVANS General Partner

GREYLOCK X LIMITED PARTNERSHIP
By:	Greylock X GP Limited Partnership, its general partner
By:	/s/ ROGER EVANS General Partner
GREYLOCK X-A LIMITED PARTNERSHIP
By:	Greylock X GP Limited Partnership, its general partner
By:	/s/ ROGER EVANS General Partner
CFSB TECHNOLOGY HOLDINGS 2000, LLC
By:	/s/ WJB BRADY
U.S. BANK, NATIONAL ASSOCIATION, AS TRUSTEE OF DORSEY & WHITNEY MASTER TRUST FBO JOHN MANNING
By:	/s/ M.R. BRAUN Trustee
/s/ ROBERT J. RYAN Robert J. Ryan
/s/ NAREN GUPTA Naren Gupta Trustee, Narendra & Vinita Gupta Living Trust, Dated 12/2/94
/s/ WILLIAM J. LANSING William J. Lansing
/s/ MARGARET L. TAYLOR Margaret L. Taylor
Brooks Stough

G&H Partners
/s/ BROOKS STOUGH By: Brooks Stough, its Partner
/s/ KRAIG LANG Kraig Lang
/s/ BRUCE A. MACKENZIE Bruce A. MacKenzie
D&W Ventures II, LLC
By:	William H. Hippee, Jr., Manager
John W. Manning
/s/ LAWRENCE T. MARTINEZ Lawrence T. Martinez
SERIES A INVESTORS:
GREYLOCK IX LIMITED PARTNERSHIP
By:	Greylock IX GP Limited Partnership, its general partner
By:	/s/ ROGER L. EVANS Roger L. Evans, General Partner
GREYLOCK X LIMITED PARTNERSHIP
By:	Greylock X GP Limited Partnership, its general partner
By:	/s/ ROGER L. EVANS Roger L. Evans, General Partner

GREYLOCK X-A LIMITED PARTNERSHIP
By:	Greylock X GP Limited Partnership, its general partner
By:	/s/ ROGER L. EVANS Roger L. Evans, General Partner
SUMMIT ACCELERATOR FUND, L.P.
By:	SUMMIT ACCELERATOR PARTNERS, L.L.C. Its General Partner
	By:	Summit Accelerator Management, L.P. A Member
		By:	Summit Accelerator Management, L.L.C. Its General Partner
			By:	/s/ CW SHEELINE A Managing Member
SUMMIT ACCELERATOR FOUNDERS FUND, L.P.
By:	Summit Accelerator Partners, L.L.C. Its General Partner
	By:	Summit Accelerator Management, L.P. A Member
		By:	Summit Accelerator Management, L.L.C. Its General Partner
			By:	/s/ CW SHEELINE A Managing Member

SUMMIT (SAF) INVESTORS IV, L.P.
By:	Summit Accelerator Partners, L.L.C.
	By:	/s/ CW SHEELINE A Managing Member
/s/ ROBERT J. RYAN Robert J. Ryan
/s/ GREG R. GIANFORTE Greg R. Gianforte
/s/ SUSAN J. CARSTENSEN Susan J. Carstensen

EXHIBIT A

SERIES A INVESTORS

GREYLOCK IX LIMITED PARTNERSHIP
GREYLOCK X LIMITED PARTNERSHIP
GREYLOCK X-A LIMITED PARTNERSHIP

Address:	2929 Campus Drive, Suite 400 San Mateo, California 94403-2590
Fax: 650-493-5575
GREG R. GIANFORTE
Address:	c/o RightNow Technologies, Inc. 77 Discovery Drive Bozeman, Montana 59718
Fax: 406-522-4208
ROBERT J. RYAN
Address:	77 Storm King Road Hamilton, Montana 59840
Fax: 406 363-0155
SUSAN J. CARSTENSEN
Address:	c/o RightNow Technologies, Inc. 77 Discovery Drive Bozeman, Montana 59718
Fax: 406-522-2908
SUMMIT ACCELERATOR FUND, L.P. SUMMIT ACCELERATOR FOUNDERS FUND, L.P. SUMMIT (SAF) INVESTORS IV, L.P.
Address:	499 Hamilton Ave., Suite 200 Palo Alto, California 94301 Attention: Kip Sheeline
Fax: 650 321-1188

EXHIBIT A

SERIES B INVESTORS:

SUMMIT ACCELERATOR FUND, L.P.
Address:	499 Hamilton Ave., Suite 200 Palo Alto, California 94301 Attention: Kip Sheeline
Fax: 650-614-6194
SUMMIT ACCELERATOR FOUNDERS FUND, L.P.
Address:	499 Hamilton Ave., Suite 200 Palo Alto, California 94301 Attention: Kip Sheeline
Fax: 650-614-6194
SUMMIT (SAF) INVESTORS IV, L.P.
Address:	499 Hamilton Ave., Suite 200 Palo Alto, California 94301 Attention: Kip Sheeline
Fax: 650-614-6194
GREYLOCK IX LIMITED PARTNERSHIP
Address:	2929 Campus, Suite 400 San Mateo, California 94403-2590
Fax: 650-493-5575
GREYLOCK X LIMITED PARTNERSHIP
Address:	2929 Campus, Suite 400 San Mateo, California 94403-2590
Fax: 650-493-5575
GREYLOCK X-A LIMITED PARTNERSHIP
Address:	2929 Campus, Suite 400 San Mateo, California 94403-2590
Fax: 650-493-5575
CREDIT SUISSE FIRST BOSTON CORPORATION
Address:	1776 Sacramento, Street # 406 San Francisco, CA 94109
Fax: 415-775-7994
ROBERT J. RYAN
Address:	77 Storm King Road Hamilton, Montana 59840
Fax: 406-363-0155

NAREN GUPTA
Address:	201 Moffett Park, Dr. Sunnyvale, CA 94089
Fax: 650-850-1154
WILLIAM J. LANSING
Address:	225 Bush Street San Francisco, CA 94104
Fax: (415) 373-6820
MARGARET L. TAYLOR
Address:	c/o Nevada Pacific 956 Lakeshore Blvd. Incline Village, NV 89451
Fax: 775-831-7711
KRAIG LANG
Address:	P.O. Box 322 Choteau, MT 59422
Fax: 406-466-3535
G&H PARTNERS
Address:	c/o Jonathan Gleason 155 Constitution Drive Menlo Park, CA 94025
Fax: 650-321-2800
D&W VENTURES II, LLC
Address:	c/o William H. Hippee, Jr. 220 South Sixth Street Minneapolis, MN 55402
Fax: 612-340-7800
BRUCE A. MACKENZIE
Address:	507 Davidson Building 8 Third Street North Great Falls, MT 59401
Fax: 406-727-3638
LAWRENCE MARTINEZ
Address:	507 Davidson Building 8 Third Street North Great Falls, MT 59401
Fax: 406-727-3638

JOHN W. MANNING
Address:	507 Davidson Building 8 Third Street North Great Falls, MT 59401
Fax: 406-727-3638

QuickLinks

  Exhibit 4.2
TABLE OF CONTENTS
RIGHTNOW TECHNOLOGIES, INC. AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
Recitals
  1. DEFINITIONS
  2. REGISTRATION RIGHTS
  3. COVENANTS OF THE COMPANY
  4. RIGHTS OF FIRST REFUSAL.
  5. LEGENDS.
  6. MISCELLANEOUS.
  EXHIBIT A
  EXHIBIT A